Exhibit 99.1

NEWS RELEASE

For Immediate Release	Investors:	Media:
February 3, 2016	Michael D. Neese	Joe Vagi
	VP, Investor Relations	Manager, Corporate Communications
	(804) 287-8126	(804) 484-7737
	michael.neese@pfgc.com	joe.vagi@pfgc.com

Performance Food Group Company Reports Second-Quarter and First-Half

Fiscal 2016 Results; Reaffirms Full-Year Fiscal 2016 Adjusted EBITDA Outlook

Second-Quarter Fiscal 2016 Highlights

•	Case volume growth of 4.2%

•	Net sales increased 2.7% to $3.9 billion

•	Gross profit increased 6.5% to $486.8 million

•	Operating profit increased 14.2% to $53.8 million

•	Net income increased 36.7% to $17.5 million

•	Adjusted EBITDA increased 10.2% to $95.4 million[1]

•	Adjusted Net Income increased 33.3% to $25.6 million

First-Half Fiscal 2016 Highlights

•	Case volume growth of 4.7%

•	Net sales increased 4.4% to $7.8 billion

•	Gross profit increased 6.7% to $967.9 million

•	Operating profit increased 22.6% to $97.8 million

•	Net income increased 53.1% to $29.7 million

•	Adjusted EBITDA increased 11.9% to $175.5 million

•	Adjusted Net Income increased 45.0% to $43.8 million

RICHMOND, Va. – Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced its second-quarter and first-half fiscal 2016 business results.

“Our results for the second quarter were strong and exceeded our expectations. This performance was driven by independent restaurant case volume growth in our 6% to 10% target range, broad-based growth in our Vistar segment,

[1]

This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Tables B and C for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

and effective cost management. We grew gross profit dollars by 6.5% and Adjusted EBITDA by 10.2%,” said George Holm, PFG’s President and Chief Executive Officer. “All three of our operating segments grew their EBITDA. Overall we continued shifting our channel mix toward higher gross margin customers, shifting our product mix toward sales of our Performance Brands, and delivering on our productivity initiatives.” Holm added, “Based on our first-half results for fiscal 2016, we reaffirm our full-year fiscal 2016 Adjusted EBITDA growth outlook in our previously announced range of 9% to 12% and update it toward the top end of that range.”

Second-Quarter and First-Half Fiscal 2016 Financial Summary

Total case sales growth in the second quarter of fiscal 2016 was 4.2% compared to the prior year period and was driven by 3.9% organic growth. Case growth reflects new and expanding business with Street customers in the Performance Foodservice segment and broad-based growth in Vistar’s sales channels. For the first half of 2016, case volume grew 4.7% compared to the prior year period, of which 4.4% was organic. Case growth for the first half reflects increases in Performance Foodservice, particularly in the street channel, and sales growth across all channels that Vistar serves.

Net sales for the second quarter of fiscal 2016 were $3.9 billion, an increase of 2.7% versus the comparable prior year period. The net sales growth was primarily driven by an increase in cases sold. The estimated annual deflation rate in the second quarter was 1.3% compared to an annual inflation rate of 3.9% during the prior year period. Net sales for the first half were $7.8 billion, an increase of 4.4% versus the comparable prior year period.

Gross profit dollars increased 6.5% in the second quarter compared to the prior year period, to $486.8 million. The increase in gross profit was the result of growth in cases sold and a higher gross profit per case, which in turn was driven by selling an improved mix of channels and products. For the first half of 2016, gross profit dollars increased 6.7% compared to the prior year period, to $967.9 million.

Operating expenses increased 5.6% in the second quarter compared to the prior year period, to $433.0 million. The increase was primarily because of the 4.2% increase in case volume, a one-time, non-cash stock compensation expense, an increased investment in our sales force, an increase in bonus expense, and higher insurance expenses. These increases were partially offset by leverage of our fixed costs, improved productivity in our warehouse and transportation operations, and decreases in fuel expense and amortization. For the first half of 2016, operating expenses increased 5.2% to $870.1 million compared to the prior year period.

In the second quarter, operating profit increased 14.2% compared to the prior year period, to $53.8 million. The increase was primarily driven by the growth in cases sold, improved gross margin, and strong control of operating expenses. For the first half of 2016, operating profit increased 22.6% over the prior year period, to $97.8 million.

Net income increased 36.7% to $17.5 million for the second quarter of 2016 compared to a net income of $12.8 million in the prior year period. The increase was attributable to a $6.7 million increase in operating profit and a $0.2 million decrease in other expense, partially offset by a $2.2 million increase in income tax expense. Diluted earnings per share grew 13.3% in the second quarter over the prior year period, to $0.17. Adjusted Net Income advanced 33.3% in the second quarter over the prior year period, to $25.6 million, and Adjusted Diluted Earnings per Share of $0.26 in the second quarter grew 18.2%, compared to $0.22 in the prior year period.

For the first half of 2016, net income increased 53.1% to $29.7 million compared to net income of $19.4 million for the first half of 2015. The increase in net income was attributable to an $18.0 million increase in operating profit, partially offset by a $1.6 million increase in other expense and a $6.1 million increase in income tax expense. For the quarter, the income tax rate decreased 270 basis points to 40.7%. Year-to-date, the income tax rate decreased 170 basis points to 41.0%. Diluted earnings per share grew 45.5% in the first half of 2016 compared to the prior year period, to $0.32.

Adjusted Net Income advanced approximately 45.0% in the first half of 2016 compared to the prior year period, to $43.8 million, and Adjusted Diluted Earnings per Share of $0.47 grew 38.2% compared to Adjusted Diluted Earnings per Share of $0.34 in the prior year period.

EBITDA increased 8.2% in the second quarter of 2016 compared to the prior year period, to $81.4 million. Adjusted EBITDA increased 10.2% to $95.4 million, compared to $86.6 million in the same period of fiscal 2015. Adjusted EBITDA as a percentage of gross profit increased 70 basis points to 19.6% versus the prior year period, which reflects selling to a more profitable mix of customers and increasing the share of our sales mix in proprietary Performance Brands. For the first half of 2016, EBITDA increased 9.8% compared to the prior year period, to $151.4 million. Adjusted EBITDA was $175.5 million, or an 11.9% increase for the first half of 2016 compared to the prior year period.

Cash Flow and Capital Spending

In the first half of 2016, PFG delivered $10.7 million in cash flows from operating activities versus a prior year use of $49.5 million, or an improvement of $60.2 million. PFG’s net debt at the end of the second quarter stood at $1,248.4 million, a decline of $299.6 million versus the comparable prior year period. Of that decline, $223 million reflected the use of IPO proceeds to pay down long-term debt, and the rest reflects the operations of the company and other sources. In the second quarter, the Company invested $25.2 million in capital expenditures, versus $21.6 million in the prior year.

Asset-Based Lending (ABL)

On February 1, an amendment to the Company’s Amended and Restated Credit Agreement went into effect, which upsized the ABL Facility from $1.4 billion to $1.6 billion, lowered the interest rates for LIBOR based loans by 25 basis points, and extended the maturity to February 2021. In connection with the closing of the ABL Facility amendment, PFG is borrowing $200 million under the ABL Facility and using the proceeds to repay $200 million aggregate principal amount of loans under our second lien term loan facility. This payment, plus the lowering of the interest rates under the ABL Facility, will save PFG cash interest of approximately $9 million over the next twelve months, which translates into $0.05 per share after tax. There will be a one-time non-cash charge of approximately $6 million or $0.03 per share related to the term loan repayment transaction, which PFG will recognize in our third quarter.

Initial Public Offering

On October 6, 2015, the Company completed an initial public offering in which it sold 12,777,325 newly issued shares of common stock, and selling stockholders of the Company sold 3,897,675 shares of existing common stock at a public offering price of $19.00 per share. The Company’s common stock began trading publicly on the New York Stock Exchange (NYSE), under the ticker symbol “PFGC,” on October 1, 2015.

Second-Quarter and First-Half of Fiscal 2016 Segment Results

Performance Foodservice

In the second quarter of fiscal 2016, net sales for Performance Foodservice increased 3.0% to $2.3 billion, compared to the prior year period, and increased 4.1% to $4.7 billion for the first half of 2016 compared to the prior year period. Strong case growth drove the increase, partially offset by deflation in net pricing. Case growth was driven by securing new Street and Chain customers and further penetrating existing customers. Independent case growth was within our 6% to 10% growth goal range and accelerated modestly between the first and second quarters. Case sales of our proprietary Performance Brands to Street customers, which we target to grow 100-400 basis points faster than total Street case sales, grew in the expected range.

In the second quarter, segment EBITDA for Performance Foodservice increased 14.2%, compared to the prior year period, and increased 20.1% for the first half of 2016. The increases were the result of an increase in gross profit, partially offset by an increase in operating expenses excluding depreciation and amortization. Gross profit increased by 7.2% in the second quarter and 8.5% in the first half of 2016, a result of an increase in cases sold as well as an increase in gross profit per case. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold to Street customers and strong Performance Brands growth, as well as improved procurement efficiencies from our Winning Together program. Operating expense control was strong, driven by leverage of our fixed costs, productivity from Winning Together, and lower fuel expense, all of which were partially offset by an increased investment in our sales force.

PFG Customized

Net sales for PFG Customized decreased 1.2% in the second quarter of fiscal 2016 compared to the prior year period, to $915.1 million, and increased 2.6% for the first half of 2016 compared to the prior year period, to $1.8 billion. The decrease in net sales in the second quarter was primarily a result of a decrease in case volume, which reflected trends among some customers in the casual dining channel. The increase in net sales over the six month period was the result of an amendment to an agreement with an existing customer and was partially offset by a decrease in case volume. The amendment to the agreement in the first quarter of fiscal 2015 was the result of changing a portion of PFG Customized’s business for a specific customer from a distribution fee per case to buying product from a supplier and charging the customer both the cost of goods sold and the distribution fee.

Segment EBITDA for PFG Customized increased 9.5% in the second quarter of fiscal 2016 compared to the prior year period, to $9.2 million, and increased 3.1% for the first half of 2016 compared to the prior year period, to $16.5 million. The increase in the second quarter and first half of 2016 was primarily attributable to a decrease in operating expenses excluding depreciation and amortization, partially offset by a decrease in gross profit and an increase in transportation wages. Gross profit for PFG Customized decreased in the second quarter and first half of 2016 primarily as a result of a decrease in case volume.

Vistar

In the second quarter of 2016, net sales for Vistar increased 7.5% to $661.2 million and for the first half increased 8.6% to $1.3 billion compared to the respective prior year periods. The increase in sales was primarily driven by broad-based case sales growth across the channels Vistar serves.

Second quarter of 2016 segment EBITDA for Vistar increased 16.5% to $34.6 million and for the first half increased 6.1% to $57.0 million compared to the respective prior year periods. This increase in EBITDA was the result of gross profits increasing faster than operating expenses excluding depreciation and amortization. Gross profit growth of $8.2 million for the second quarter and $10.7 million for the first half of 2016 over the prior year periods was driven primarily by an increase in the number of cases sold, a favorable shift in channel mix, and the benefits of our operational improvements, partially offset by a shift toward higher cost to serve customers and by inflation-based inventory gains in the prior year period.

Fiscal 2016 Outlook

For fiscal 2016, PFG reaffirms its outlook toward the upper end of our previously announced Adjusted EBITDA growth range of 9% to 12% (7% to 10% on a 52 week to 52 week basis) versus a comparable fiscal 2015 Adjusted EBITDA of $329 million. The fiscal 2016 outlook for Adjusted EBITDA includes a 53rd week, which falls in the fourth quarter. The Company anticipates the extra week will add approximately two percentage points to the fiscal 2016 outlook for Adjusted EBITDA.

Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on February 3, 2016 at 9 a.m. Eastern Standard Time. Access to the webcast and presentation slides is available at www.pfgc.com.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar, and PFG Customized – Performance Food Group Company (PFG) markets and distributes approximately 150,000 food and food-related products from 68 distribution centers to over 150,000 customer locations across the United States. PFG’s 12,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the company’s broad customer base. For more information, visit www.pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled “Risk Factors” in our prospectus dated October 1, 2015, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the Securities Act on October 2, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;

•	we operate in a low margin industry, which could increase the volatility of our results of operations;

•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts, including Winning Together;

•	our profitability is directly affected by cost inflation or deflation and other factors;

•	lack of long-term contracts with certain of our customers;

•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;

•	changes in eating habits of consumers;

•	extreme weather conditions;

•	our reliance on third-party suppliers and purchasing cooperatives;

•	labor risks and availability of qualified labor;

•	volatility of fuel costs;

•	changes in pricing practices of our suppliers;

•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;

•	risks relating to any future acquisitions;

•	environmental, health, and safety costs;

•	reliance on technology and risks associated with disruption or delay in implementation of new technology;

•	difficult economic conditions affecting consumer confidence;

•	product liability claims relating to the products we distribute and other litigation;

•	negative media exposure and other events that damage our reputation;

•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;

•	impact of uncollectibility of accounts receivable; and

•	departure of key members of senior management.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

TABLE A

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

($ in millions, except share and per share data)	Three months ended December 26, 2015	Three months ended December 27, 2014	Six months ended December 26, 2015	Six months ended December 27, 2014
Net sales	$3,893.9	$3,792.5	$7,822.8	$7,490.1
Cost of goods sold	3,407.1	3,335.2	6,854.9	6,583.4

Gross profit	486.8	457.3	967.9	906.7
Operating expenses	433.0	410.2	870.1	826.9

Operating profit	53.8	47.1	97.8	79.8

Other expense:
Interest expense, net	23.3	21.8	44.3	43.0
Other, net	1.0	2.7	3.2	2.9

Other expense, net	24.3	24.5	47.5	45.9

Income before taxes	29.5	22.6	50.3	33.9
Income tax expense	12.0	9.8	20.6	14.5

Net income	$17.5	$12.8	$29.7	$19.4

Weighted-average common shares outstanding:
Basic	99,107,828	86,874,101	92,996,688	86,874,101
Diluted	100,367,528	87,637,135	94,081,176	87,623,368
Earnings per common share:
Basic	$0.18	$0.15	$0.32	$0.22
Diluted	$0.17	$0.15	$0.32	$0.22

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of December 26, 2015	As of June 27, 2015	As of December 27, 2014
ASSETS
Current assets:
Cash	$9.0	$9.2	$5.5
Accounts receivable	963.9	964.6	928.4
Inventories, net	911.6	882.6	887.1
Prepaid expenses and other current assets	33.9	26.4	30.5
Deferred income tax asset, net	17.3	17.5	15.8

Total current assets	1,935.7	1,900.3	1,867.3
Goodwill	668.6	664.0	664.0
Other intangible assets, net	163.5	186.9	213.5
Property, plant and equipment, net	597.7	594.7	570.7
Restricted cash and other assets	46.8	45.0	41.8

Total assets	$3,412.3	$3,390.9	$3,357.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$975.9	$1,022.2	$953.0
Accrued expenses	217.9	234.1	194.4
Long-term debt-current installments	9.4	9.4	7.5
Capital and finance lease obligations-current installments	2.6	3.5	3.3
Derivative liabilities	7.8	7.8	9.1

Total current liabilities	1,213.6	1,277.0	1,167.3
Long-term debt	1,212.7	1,395.8	1,510.0
Deferred income tax liability, net	100.8	100.3	103.2
Capital and finance lease obligations, excluding current installments	32.7	33.8	32.7
Other long-term liabilities	96.4	91.0	88.3

Total liabilities	2,656.2	2,897.9	2,901.5

Total shareholders’ equity	756.1	493.0	455.8

Total liabilities and shareholders’ equity	$3,412.3	$3,390.9	$3,357.3

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Six months ended December 26, 2015	Six months ended December 27, 2014
Cash flows from operating activities:
Net income	$29.7	$19.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and intangible asset amortization	56.8	61.0
Non cash activities	21.8	5.3
Changes in operating assets and liabilities, net:
Accounts receivable	(4.4)	(98.2)
Inventories	(28.0)	(37.9)
Prepaid expenses and other assets	(12.2)	(8.1)
Trade accounts payable and outstanding checks in excess of deposits	(47.1)	8.9
Accrued expenses and other liabilities	(5.9)	0.1

Net cash provided by (used in) operating activities	10.7	(49.5)

Cash flows from investing activities:
Purchases of property, plant and equipment	(42.9)	(38.9)
Net cash paid for acquisition	(9.2)	(0.4)
Other	0.6	(2.6)

Net cash used in investing activities	(51.5)	(41.9)

Cash flows from financing activities:
Net (payments on) borrowings under debt	(186.3)	89.8
Proceeds from equity	226.9	—
Other	—	1.8

Net cash provided by financing activities	40.6	91.6

Net (decrease) increase in cash	(0.2)	0.2
Cash, beginning of period	9.2	5.3

Cash, end of period	$9.0	$5.5

Supplemental disclosures of cash flow information:

(In millions)	Six months ended December 26, 2015	Six months ended December 27, 2014
Cash paid during the year for:
Interest	$39.7	$32.9
Income taxes, net of refunds	29.4	21.4

TABLE B

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income (loss) as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, Adjusted Diluted Earnings per Share, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income (loss) before interest expense (net of interest income), income taxes, and depreciation and amortization.

PFG believe that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG uses this measure to evaluate the performance of its segments and for business planning purposes. The company believes that EBITDA will provide investors with a useful tool for assessing the comparability between periods of the company’s ability to generate cash from operations sufficient to pay taxes, to service debt, and to undertake capital expenditures because it eliminates depreciation and amortization expense.

In addition, management uses Adjusted EBITDA, defined as net income (loss) before interest expense (net of interest income), income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, non-recurring, cost reduction, and other adjustment items permitted in calculating covenant compliance under the company’s credit agreements (other than certain pro forma adjustments permitted under our credit agreements relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreements, the company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreements).

Management also uses Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share, each of which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. The adjustments to Adjusted Net Income and Adjusted Diluted Earnings per Share are calculated on a post-tax basis.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	December 26, 2015	December 27, 2014	Change	%
Net income (GAAP)	$17.5	$12.8	$4.7	36.7
Interest expense, net	23.3	21.8	1.5	6.9
Income tax expense	12.0	9.8	2.2	22.4
Depreciation	19.3	19.2	0.1	0.5
Amortization of intangible assets	9.3	11.6	(2.3)	(19.8)

EBITDA (Non-GAAP)	81.4	75.2	6.2	8.2
Impact of non-cash items (A)	9.6	1.1	8.5	772.7
Impact of acquisition, integration & reorganization charges (B)	1.3	4.6	(3.3)	(71.7)
Impact of non-recurring items (C)	(0.9)	—	(0.9)	N/A
Impact of productivity initiatives (D)	2.5	2.3	0.2	8.7
Impact of multiemployer plan withdrawals (E)	—	2.8	(2.8)	N/A
Impact of other adjustment items (F)	1.5	0.6	0.9	150.0

Adjusted EBITDA (Non-GAAP)	$95.4	$86.6	$8.8	10.2

Cost of goods sold (GAAP)	$3,407.1	$3,335.2	$71.9	2.2
Impact of non-cash items	(0.5)	1.9	(2.4)	(126.3)

Adjusted Cost of Goods Sold (Non-GAAP)	$3,406.6	$3,337.1	$69.5	2.1

Gross profit (GAAP)	$486.8	$457.3	$29.5	6.5
Impact of non-cash items	0.5	(1.9)	2.4	(126.3)

Adjusted Gross Profit (Non-GAAP)	$487.3	$455.4	$31.9	7.0

Operating expense (GAAP)	$433.0	$410.2	$22.8	5.6
Impact of non-cash items	(8.9)	(0.2)	(8.7)	4,350.0
Impact of acquisition, integration & reorganization charges	(1.3)	(4.6)	3.3	(71.7)
Impact of non-recurring items	0.9	—	0.9	N/A
Impact of productivity initiatives	(2.5)	(2.3)	(0.2)	8.7
Impact of multiemployer plan withdrawals	—	(2.8)	2.8	N/A
Impact of other adjustment items	(0.6)	(0.6)	—	—

Adjusted Operating Expense (Non-GAAP)	$420.6	$399.7	$20.9	5.2

Operating profit (GAAP)	$53.8	$47.1	$6.7	14.2
Impact of non-cash items	9.4	(1.7)	11.1	(652.9)
Impact of acquisition, integration & reorganization charges	1.3	4.6	(3.3)	(71.7)
Impact of non-recurring items	(0.9)	—	(0.9)	N/A
Impact of productivity initiatives	2.5	2.3	0.2	8.7
Impact of multiemployer plan withdrawals	—	2.8	(2.8)	N/A
Impact of other adjustment items	0.6	0.6	—	—

Adjusted Operating Profit (Non-GAAP)	$66.7	$55.7	$11.0	19.7

	Three months ended
($ in millions, except share and per share data)	December 26, 2015	December 27, 2014	Change	%

Net income (GAAP) (G)	$17.5	$12.8	$4.7	36.7
Impact of non-cash items	5.6	0.7	4.9	700.0
Impact of acquisition, integration & reorganization charges	0.8	2.6	(1.8)	(69.2)
Impact of non-recurring items	(0.6)	—	(0.6)	N/A
Impact of productivity initiatives	1.4	1.2	0.2	16.7
Impact of multiemployer plan withdrawals	—	1.6	(1.6)	N/A
Impact of other adjustment items	0.9	0.3	0.6	200.0

Adjusted Net Income (Non-GAAP) (G)	$25.6	$19.2	$6.4	33.3

Diluted earnings per share (GAAP) (G)	$0.17	$0.15	$0.02	13.3
Impact of non-cash items	0.06	0.01	0.05	500.0
Impact of acquisition, integration & reorganization charges	0.01	0.03	(0.02)	(66.7)
Impact of non-recurring items	(0.01)	—	(0.01)	N/A
Impact of productivity initiatives	0.02	0.01	0.01	100.0
Impact of multiemployer plan withdrawals	—	0.02	(0.02)	N/A
Impact of other adjustment items	0.01	—	0.01	N/A

Adjusted Diluted Earnings Per Share (Non-GAAP) (G)	$0.26	$0.22	$0.04	18.2

A.	Includes adjustments for non-cash charges arising from employee stock options, changes in fair value of fuel collar instruments, and gain/loss on disposal of assets. In addition, this includes an increase in the LIFO reserve of $0.5 million for the second quarter of fiscal 2016 and a decrease in the LIFO reserve of $1.9 million for the second quarter of fiscal 2015.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees paid to the Sponsors.
C.	Consists primarily of amounts received from business interruption insurance because of weather related events or other one-time events.
D.	Consists primarily of professional fees and related expenses associated with the Winning Together program and other productivity initiatives.
E.	Includes amounts related to the withdrawal from multiemployer pension plans. For the second quarter of fiscal 2015, this amount includes $2.8 million for the expense related to the withdrawal from the Central States Southeast and Southwest Areas Pension Fund.
F.	Consists primarily of costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.
G.	The Adjusted Net Income and Adjusted Diluted Earnings per Share impacts are shown net of tax. Tax impact of adjustments for certain items was $5.9 million and $5.0 million for the three months ended December 26, 2015 and December 27 2014, respectively. Amounts are calculated by multiplying the impact of each item by the effective tax rate for the related time period.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Six months ended
($ in millions, except share and per share data)	December 26, 2015	December 27, 2014	Change	%
Net income (GAAP)	$29.7	$19.4	$10.3	53.1
Interest expense, net	44.3	43.0	1.3	3.0
Income tax expense	20.6	14.5	6.1	42.1
Depreciation	38.2	37.8	0.4	1.1
Amortization of intangible assets	18.6	23.2	(4.6)	(19.8)

EBITDA (Non-GAAP)	151.4	137.9	13.5	9.8
Impact of non-cash items (A)	10.4	2.4	8.0	333.3
Impact of acquisition, integration & reorganization charges (B)	4.1	6.6	(2.5)	(37.9)
Impact of non-recurring items (C)	1.7	—	1.7	N/A
Impact of productivity initiatives (D)	4.8	5.8	(1.0)	(17.2)
Impact of multiemployer plan withdrawals (E)	—	2.8	(2.8)	N/A
Impact of other adjustment items (F)	3.1	1.3	1.8	138.5

Adjusted EBITDA (Non-GAAP)	$175.5	$156.8	$18.7	11.9

Cost of goods sold (GAAP)	$6,854.9	$6,583.4	$271.5	4.1
Impact of non-cash items	1.2	0.1	1.1	1,100.0
Impact of non-recurring items	(1.9)	—	(1.9)	N/A

Adjusted Cost of Goods Sold (Non-GAAP)	$6,854.2	$6,583.5	$270.7	4.1

Gross profit (GAAP)	$967.9	$906.7	$61.2	6.7
Impact of non-cash items	(1.2)	(0.1)	(1.1)	1,100.0
Impact of non-recurring items	1.9	—	1.9	N/A

Adjusted Gross Profit (Non-GAAP)	$968.6	$906.6	$62.0	6.8

Operating expense (GAAP)	$870.1	$826.9	$43.2	5.2
Impact of non-cash items	(10.2)	0.5	(10.7)	(2,140.0)
Impact of acquisition, integration & reorganization charges	(4.1)	(6.6)	2.5	(37.9)
Impact of non-recurring items	0.2	—	0.2	N/A
Impact of productivity initiatives	(4.8)	(5.8)	1.0	(17.2)
Impact of multiemployer plan withdrawals	—	(2.8)	2.8	N/A
Impact of other adjustment items	(1.2)	(1.3)	0.1	(7.7)

Adjusted Operating Expense (Non-GAAP)	$850.0	$810.9	$39.1	4.8

Operating profit (GAAP)	$97.8	$79.8	$18.0	22.6
Impact of non-cash items	9.0	(0.6)	9.6	(1,600.0)
Impact of acquisition, integration & reorganization charges	4.1	6.6	(2.5)	(37.9)
Impact of non-recurring items	1.7	—	1.7	N/A
Impact of productivity initiatives	4.8	5.8	(1.0)	(17.2)
Impact of multiemployer plan withdrawals	—	2.8	(2.8)	N/A
Impact of other adjustment items	1.2	1.3	(0.1)	(7.7)

Adjusted Operating Profit (Non-GAAP)	$118.6	$95.7	$22.9	23.9

Net income (GAAP) (G)	$29.7	$19.4	$10.3	53.1
Impact of non-cash items	6.1	1.4	4.7	335.7
Impact of acquisition, integration & reorganization charges	2.4	3.8	(1.4)	(36.8)
Impact of non-recurring items	1.0	—	1.0	N/A
Impact of productivity initiatives	2.8	3.3	(0.5)	(15.2)
Impact of multiemployer plan withdrawals	—	1.6	(1.6)	N/A
Impact of other adjustment items	1.8	0.7	1.1	157.1

Adjusted Net Income (Non-GAAP) (G)	$43.8	$30.2	$13.6	45.0

	Six months ended
($ in millions, except share and per share data)	December 26, 2015	December 27, 2014	Change	%

Diluted earnings per share (GAAP) (G)	$0.32	$0.22	$0.10	45.5
Impact of non-cash items	0.06	0.02	0.04	200.0
Impact of acquisition, integration & reorganization charges	0.03	0.04	(0.01)	(25.0)
Impact of non-recurring items	0.01	—	0.01	N/A
Impact of productivity initiatives	0.03	0.03	—	—
Impact of multiemployer plan withdrawals	—	0.02	(0.02)	N/A
Impact of other adjustment items	0.02	0.01	0.01	100.0

Adjusted Diluted Earnings Per Share (Non-GAAP) (G)	$0.47	$0.34	$0.13	38.2

A.	Includes adjustments for non-cash charges arising from employee stock options, changes in fair value of fuel collar instruments, and gain/loss on disposal of assets. In addition, this includes a decrease in the LIFO reserve of $1.2 million for the first six months of fiscal 2016 and a decrease in the LIFO reserve of $0.1 million for the first six months of fiscal 2015, respectively.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees paid to the Sponsors.
C.	Consists of an expense related to our expected withdrawal from a purchasing cooperative, pre-acquisition worker’s compensation claims related to an insurance company that went into liquidation, and amounts received from business interruption insurance because of weather related events or other one-time events.
D.	Consists primarily of professional fees and related expenses associated with the Winning Together program and other productivity initiatives.
E.	Includes amounts related to the withdrawal from multiemployer pension plans. For the first six months of fiscal 2015, this amount includes $2.8 million for the expense related to the withdrawal from the Central States Southeast and Southwest Areas Pension Fund.
F.	Consists primarily of costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.
G.	The Adjusted Net Income and Adjusted Diluted Earnings per Share impacts are shown net of tax. Tax impact of adjustments for certain items was $10.0 million and $8.1 million for the six months ended December 26, 2015 and December 27 2014, respectively. Amounts are calculated by multiplying the impact of each item by the effective tax rate for the related time period.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal Year Ended June 27, 2015
($ in millions, except share and per share data)	Q1	Q2	Q3	Q4
Net income (GAAP)	$6.6	$12.8	$2.9	$34.2
Interest expense, net	21.2	21.8	21.6	21.1
Income tax expense	4.7	9.8	2.3	23.3
Depreciation	18.6	19.2	19.3	19.2
Amortization of intangible assets	11.6	11.6	11.4	10.4

EBITDA (Non-GAAP)	62.7	75.2	57.5	108.2
Impact of non-cash items (A)	1.3	1.1	(0.1)	2.0
Impact of acquisition, integration & reorganization charges (B)	2.0	4.6	9.5	(15.7)
Impact of non-recurring items (C)	—	—	—	5.1
Impact of productivity initiatives (D)	3.5	2.3	1.1	1.4
Impact of multiemployer plan withdrawals (E)	—	2.8	—	—
Impact of other adjustment items (F)	0.7	0.6	1.3	1.5

Adjusted EBITDA (Non-GAAP)	$70.2	$86.6	$69.3	$102.5

Cost of goods sold (GAAP)	$3,248.2	$3,335.2	$3,343.9	$3,494.4
Impact of non-cash items	(1.8)	1.9	0.3	(2.1)

Adjusted Cost of Goods Sold (Non-GAAP)	$3,246.4	$3,337.1	$3,344.2	$3,492.3

Gross profit (GAAP)	$449.4	$457.3	$451.6	$490.0
Impact of non-cash items	1.8	(1.9)	(0.3)	2.1

Adjusted Gross Profit (Non-GAAP)	$451.2	$455.4	$451.3	$492.1

Operating expense (GAAP)	$416.7	$410.2	$424.5	$436.8
Impact of non-cash items	0.7	(0.2)	(0.3)	(1.0)
Impact of acquisition, integration & reorganization charges	(2.0)	(4.6)	(9.5)	(9.3)
Impact of non-recurring items	—	—	—	(5.1)
Impact of productivity initiatives	(3.5)	(2.3)	(1.1)	(1.4)
Impact of multiemployer plan withdrawals	—	(2.8)	—	—
Impact of other adjustment items	(0.7)	(0.6)	(0.8)	(0.8)

Adjusted Operating Expense (Non-GAAP)	$411.2	$399.7	$412.8	$419.2

Operating profit (GAAP)	$32.7	$47.1	$27.1	$53.2
Impact of non-cash items	1.1	(1.7)	—	3.1
Impact of acquisition, integration & reorganization charges	2.0	4.6	9.5	9.3
Impact of non-recurring items	—	—	—	5.1
Impact of productivity initiatives	3.5	2.3	1.1	1.4
Impact of multiemployer plan withdrawals	—	2.8	—	—
Impact of other adjustment items	0.7	0.6	0.8	0.8

Adjusted Operating Profit (Non-GAAP)	$40.0	$55.7	$38.5	$72.9

Net income (GAAP) (G)	$6.6	$12.8	$2.9	$34.2
Impact of non-cash items	0.7	0.7	(0.1)	1.2
Impact of acquisition, integration & reorganization charges	1.2	2.6	5.4	(9.0)
Impact of non-recurring items	—	—	—	3.0
Impact of productivity initiatives	2.1	1.2	0.6	1.0
Impact of multiemployer plan withdrawals	—	1.6	—	—
Impact of other adjustment items	0.4	0.3	0.8	0.9

Adjusted Net Income (Non-GAAP) (G)	$11.0	$19.2	$9.6	$31.3

	Fiscal Year Ended June 27, 2015
($ in millions, except share and per share data)	Q1	Q2	Q3	Q4

Diluted earnings per share (GAAP) (G)	$0.08	$0.15	$0.03	$0.39
Impact of non-cash items	0.01	0.01	—	0.01
Impact of acquisition, integration & reorganization charges	0.02	0.03	0.06	(0.10)
Impact of non-recurring items	—	—	—	0.04
Impact of productivity initiatives	0.02	0.01	0.01	0.01
Impact of multiemployer plan withdrawals	—	0.02	—	—
Impact of other adjustment items	—	—	0.01	0.01

Adjusted Diluted Earnings Per Share (Non-GAAP) (G)	$0.13	$0.22	$0.11	$0.36

A.	Includes adjustments for non-cash charges arising from employee stock options, changes in fair value of fuel collar instruments, and gain/loss on disposal of assets. In addition, this includes an increase of $1.8 million, a decrease $1.9 million, a decrease $0.3 million, and an increase $2.1 million in LIFO reserve for the three-month periods ended September 27, 2014, December 27, 2014, March 28, 2015 and June 27, 2015, respectively.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees paid to the Sponsors.
C.	Represents a legal settlement expense.
D.	Consists primarily of professional fees and related expenses associated with the Winning Together program and other productivity initiatives.
E.	Includes amounts related to the withdrawal from multiemployer pension plans. For the second quarter of fiscal 2015, this amount includes $2.8 million for the expense related to the withdrawal from the Central States Southeast and Southwest Areas Pension Fund.
F.	Consists primarily of costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.
G.	The Adjusted Net Income and Adjusted Diluted Earnings per Share impacts are shown net of tax. Tax impact of adjustments for certain items was $3.1 million, $5.0 million, $5.1 million, and a negative $2.8 million for the three-month periods ended September 27, 2014, December 27, 2014, March 28, 2015 and June 27, 2015, respectively. Amounts are calculated by multiplying the impact of each item by the effective tax rate for the related time period.

For the Year Ended June 27, 2015
($ in millions)

Net income	$56.5
Interest expense, net	85.7
Income tax expense	40.1
Depreciation	76.3
Amortization of intangible assets	45.0

EBITDA	303.6
Non-cash items	4.3
Acquisition, integration and reorganization charges	0.4
Non-recurring items	5.1
Productivity initiatives	8.3
Multiemployer plan withdrawal	2.8
Other adjustment items	4.1

Adjusted EBITDA	$328.6

TABLE C

Net Sales (unaudited)

	Three Months Ended (in millions)
	December 26, 2015	December 27, 2014	Change	%
Performance Foodservice	$2,316.3	$2,249.7	$66.6	3.0
PFG Customized	915.1	925.8	(10.7)	(1.2)
Vistar	661.2	615.0	46.2	7.5
Corporate & All Other	52.4	46.6	5.8	12.4
Intersegment Eliminations	(51.1)	(44.6)	(6.5)	(14.6)

Total net sales	$3,893.9	$3,792.5	$101.4	2.7

	Six Months Ended (in millions)
	December 26, 2015	December 27, 2014	Change	%
Performance Foodservice	$4,684.7	$4,501.1	$183.6	4.1
PFG Customized	1,842.2	1,794.7	47.5	2.6
Vistar	1,293.4	1,190.7	102.7	8.6
Corporate & All Other	105.7	92.8	12.9	13.9
Intersegment Eliminations	(103.2)	(89.2)	(14.0)	(15.7)

Total net sales	$7,822.8	$7,490.1	$332.7	4.4

EBITDA (unaudited)

	Three Months Ended (in millions)
	December 26, 2015	December 27, 2014	Change	%
Performance Foodservice	$73.4	$64.3	$9.1	14.2
PFG Customized	9.2	8.4	0.8	9.5
Vistar	34.6	29.7	4.9	16.5
Corporate & All Other	(35.8)	(27.2)	(8.6)	(31.6)

Total EBITDA	$81.4	$75.2	$6.2	8.2

	Six Months Ended (in millions)
	December 26, 2015	December 27, 2014	Change	%
Performance Foodservice	$143.9	$119.8	$24.1	20.1
PFG Customized	16.5	16.0	0.5	3.1
Vistar	57.0	53.7	3.3	6.1
Corporate & All Other	(66.0)	(51.6)	(14.4)	(27.9)

Total EBITDA	$151.4	$137.9	$13.5	9.8